Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-255524) pertaining to the VectivBio Holding AG 2021 Equity Incentive Plan, the VectivBio Holding AG 2021 Employee Share Purchase Plan, the VectivBio Holding AG 2020 Equity Incentive Plan, and the VectivBio Holding AG 2019 Equity Incentive Plan of our report dated April 6, 2022 with respect to the consolidated and carve-out financial statements of VectivBio Holding AG included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Ernst & Young AG
Basel, Switzerland
April 7, 2022